Exhibit 99.1

Ingevity Corporation 4920 O'Hear Avenue Suite 400 North Charleston, SC 29405 USA www.ingevity.com

News	Contact: Caroline Monahan 843-740-2068 media@ingevity.com

Investors: John Nypaver 843-740-2002 investors@ingevity.com
Ingevity reports fourth quarter and full year 2023 financial results

Fourth Quarter (comparisons versus prior year period):
•Net sales of $371.7 million decreased 3.1%
•Net loss of $116.8 million and diluted loss per share of $3.23, including restructuring charges of $107.5 million; adjusted earnings of $7.8 million and diluted adjusted earnings per share (EPS) of $0.21
•Adjusted EBITDA of $61.8 million and adjusted EBITDA margin of 16.6%
•Accelerated the repositioning of the Performance Chemicals segment including the shutdown of the DeRidder, LA crude tall oil (CTO) refinery completed in early February of 2024 with the remaining assets to be shut down during the first half of the year
•Implemented significant cost savings actions

Full Year (comparisons versus prior year period):
•Net sales of $1.69 billion increased 1.4%
•Net loss of $5.4 million and diluted loss per share of $0.15, including restructuring charges of $145.3 million; adjusted earnings of $144.7 million and diluted adjusted EPS of $3.94
•Adjusted EBITDA of $396.8 million and adjusted EBITDA margin of 23.5%
•Share repurchases of $92.1 million
•Operating cash flow of $205.1 million with free cash flow of $95.3 million

Guidance:
Company announces full year 2024 guidance for sales between $1.40 billion and $1.55 billion and adjusted EBITDA between $365 million and $390 million.

The results and guidance in this release include non-GAAP financial measures. Refer to the section entitled “Use of non-GAAP financial measures” within this release.
NORTH CHARLESTON, S.C., February 21, 2023 – Ingevity Corporation (NYSE: NGVT) today reported its financial results for the fourth quarter and full year 2023.
Fourth quarter (Q4) net sales of $371.7 million were 3% lower versus the prior year as higher volumes in the Performance Materials segment and the Road Technologies business line (formerly known as Pavement Technologies) were more than offset by lower volumes in the Advanced Polymer Technologies segment (APT) and the Industrial Specialties business line. Q4 net loss of $116.8 million includes restructuring charges of $107.5 million primarily associated with the repositioning of our Performance Chemicals segment. Adjusted EBITDA of $61.8 million was down 17% reflecting higher raw material costs, primarily CTO in Performance Chemicals, and lower volumes attributed to weak industrial demand in the Industrial Specialties business line and APT. Q4 adjusted EBITDA margin was 16.6%. Diluted loss per share in Q4 was $3.23 compared to diluted earnings per share (EPS) of $0.41 in the prior year quarter. Diluted adjusted EPS in Q4 was $0.21 compared to diluted adjusted EPS of $0.57 in the prior year quarter.
Full year (FY) net sales of $1.69 billion were up 1% compared to last year, as higher pricing across all segments, the addition of the road markings business and higher volumes in Performance Materials offset decreased volumes in APT and the Industrial Specialties business line. The company reported a FY net loss of $5.4 million, reflecting the actions taken during the year to reposition the Performance Chemicals segment and reduce costs, resulting in $145.3 million of restructuring charges. FY adjusted EBITDA was $396.8 million, down 12%, with adjusted EBITDA margin of 23.5%. FY diluted loss per share was $0.15 compared to diluted EPS of $5.50 in the prior year. FY diluted adjusted EPS was $3.94 compared to diluted adjusted EPS of $6.01 in the prior year. FY results, when compared to the prior year, were predominately impacted by significantly higher CTO costs and lower volumes as a result of the slowdown in global industrial demand.
“2023 was a record year for Performance Materials driven by increased global auto production and the growing popularity of hybrid electric vehicles, and the Road Technologies business line posted another strong year as the team’s strategic focus on expanding technology adoption keeps driving steady growth,” said John Fortson, President and CEO. “The global industrial slowdown negatively impacted volumes in Advanced Polymer Technologies and the Industrial Specialties business line, which also faced unprecedented increases in CTO costs. I remain confident that as we execute the growth strategy we shared last year, the strength we delivered in Performance Materials and Road Technologies will continue and our APT segment and Industrial Specialties business line are positioned for more profitable growth in less cyclical end markets.”
Performance Materials
Sales in Performance Materials were up 15% for Q4 at $152.8 million due primarily to increased volumes in China and improved pricing in automotive end markets. Segment EBITDA was $78.1 million in Q4, up 36% driven by favorable product mix and increased volumes, resulting in segment EBITDA margin of 51.1%, up 780 basis points versus prior year. FY sales were up 7% to a record $586.0 million driven by increased pricing and improved global auto production. FY segment EBITDA was also a record at $286.6 million, up 14%, with segment EBITDA margin of 48.9% versus 46.0% in 2022. FY segment EBITDA benefited from the favorable product mix shift to more profitable automotive end markets, increased price, and lower SG&A that more than offset higher input costs.
“Performance Materials was firing on all cylinders delivering record sales and segment EBITDA for the year, reflecting the staying power of this segment and the rebound of global auto production from 2020 lows. We are encouraged to see consumer preferences trending towards hybrid vehicles and the stability of internal combustion engine demand. Our technology helps enable the transition to electric vehicles while protecting the environment, and based on recent comments from OEMs, the transition may take longer than previously thought, which will benefit Ingevity. We continue to focus on developing solutions where our activated carbon will support battery electric vehicles as well,” said Fortson.
Advanced Polymer Technologies
Sales in the Advanced Polymer Technologies segment were $42.4 million in Q4, down 29% due primarily to volume weakness in many of the segment’s end markets. Segment EBITDA for the quarter was down 46% to $7.9 million and segment EBITDA margin of 18.6% was lower as improved input costs were not enough to offset the impact of lower volume. FY sales were $204.0 million, down 17% for the year, reflecting global market weakness. Segment EBITDA for the year was a record $44.5 million, higher by 11%, as lower input costs, disciplined price management, and cost saving initiatives drove a 550 basis point improvement in segment EBITDA margin to 21.8%.
“The Advanced Polymer Technologies team achieved record segment EBITDA for the year and significantly improved the segment’s profitability even as they faced lower demand in end markets such as footwear and industrial equipment. As we move into 2024, they will remain focused on increasing the use of our technology in areas like bioplastics, which continue to see growing adoption in end markets like apparel, agricultural chemicals, and consumer packaging, while maintaining the improved margin profile achieved last year,” said Fortson.
Performance Chemicals
Sales in the Performance Chemicals segment were $176.5 million in Q4, down 8%. Road Technologies business line sales increased 13% to $53.4 million due primarily to increased technology adoption, however, this growth was more than offset by a 15% decline in Industrial Specialties business line sales to $123.1 million driven by lower volumes in industrial end markets and pricing actions taken to manage inventory levels in rosin end markets. Segment EBITDA was negative $24.2 million due primarily to sharply higher CTO costs and sluggish demand for rosin-based products. FY sales were up 3% to $902.1 million. Road Technologies business line sales increased by 53% to $369.8 million as our legacy business continued to grow volumes, and benefited from the acquisition of the
Ozark road markings business in late 2022. Industrial Specialties business line sales were $532.3 million, 16% lower than the prior year, as lower volumes attributed to reduced end market demand, primarily in rosin-based markets, more than offset price increases. FY segment EBITDA was down 59% to $65.7 million due to the higher CTO costs and weaker volumes.
“2023 was the tale of two business lines for Performance Chemicals,” said Fortson. “Our Road Technologies business line had a record year as they integrated road markings into their portfolio and grew our legacy pavement business. In our Industrial Specialties business line, the team faced prolonged demand weakness and saw unprecedented increases in CTO costs but they pushed price to help offset these increases. We continue to make progress in using alternative oleo feedstocks to reduce our reliance on CTO and offer a more diverse product portfolio for use in higher margin, less cyclical end markets.”
Liquidity/Other
Full year operating cash flow was $205.1 million with free cash flow of $95.3 million. Share repurchases for the year were $92.1 million, and $353.4 million remains available under the July 2022 $500 million Board authorization. There were no share repurchases in the quarter. Net debt ratio at the end of the year was 3.3 times, as debt repayments were more than offset by lower adjusted EBITDA.
Full Year 2024 Guidance
Ingevity announced its 2024 guidance of sales between $1.40 billion and $1.55 billion and adjusted EBITDA between $365 million and $390 million. The revenue and adjusted EBITDA guidance excludes the anticipated resales of excess CTO in 2024, which are non-core to our business, and will be reported in GAAP Other (Income) Expense, net.
“Our Performance Materials segment and Road Technologies business line have good momentum from last year and are positioned for strong growth going into 2024, and we have taken significant steps to accelerate the repositioning of our Performance Chemicals segment and reduce costs,” said Fortson. “Uncertainties do remain, particularly around the global industrial recovery which would primarily impact APT and Industrial Specialties, but we are committed to maximizing Ingevity’s profitability. While 2024 will be a transitional year for Performance Chemicals as we complete the execution of our repositioning strategy, we will continue to focus on higher-growth end markets like bioplastics in APT and expect another year of strong results in Performance Materials,” said John Fortson.
Ingevity: Purify, Protect and Enhance
Ingevity provides products and technologies that purify, protect and enhance the world around us. Through a team of talented and experienced people, we develop, manufacture and bring to market solutions that help customers solve complex problems and make the world more sustainable. We operate in three reporting segments: Performance Chemicals, which includes specialty chemicals and road technologies; Advanced Polymer Technologies, which includes caprolactone polymers; and Performance Materials, which includes activated carbon. Our products are used in a variety of demanding applications, including adhesives, agrochemicals, asphalt paving, bioplastics, coatings, elastomers, lubricants, pavement markings, oil exploration and production and automotive components. Headquartered in North Charleston, South Carolina, Ingevity operates from 31 countries around the world and employs approximately 1,700 people. The company’s common stock is traded on the New York Stock Exchange (NYSE:NGVT). For more information, visit Ingevity.com. Follow Ingevity on LinkedIn.
Additional Information
The company will host a live webcast on Thursday, February 22, at 9:00 a.m. (Eastern) to discuss fourth-quarter and full year 2023 fiscal results. The webcast can be accessed on the investors section of Ingevity’s website. You may also listen to the conference call by dialing 833 470 1428 (inside the U.S.) and entering access code 690825. Callers outside the U.S. can find global dial-in numbers here. For those unable to join the live event, a recording will be available beginning at approximately 2:00 p.m. (Eastern) on February 22, 2024, through February 21, 2025.
Use of non-GAAP financial measures: This press release includes certain non‐GAAP financial measures intended to supplement, not substitute for, comparable GAAP measures. Reconciliations of non‐GAAP financial measures to GAAP financial measures are provided within the Appendix to this presentation. Investors are urged to consider carefully the comparable GAAP measures and the reconciliations to those measures provided. The company does not attempt to provide reconciliations of forward-looking non-GAAP guidance to the comparable GAAP measure because the impact and timing of the factors underlying the guidance assumptions are inherently uncertain and difficult to predict and are unavailable without unreasonable efforts. In addition, Ingevity believes such reconciliations would imply a degree of certainty that could be confusing to investors.
Forward-looking statements: This press release contains “forward‑looking statements” within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements generally include the words “will,” “plans,” “intends,” “targets,” “expects,” “outlook,” “guidance,” “believes,” “anticipates” or similar expressions. Forward‑looking statements may include, without limitation, anticipated timing, charges and costs of the closure of our DeRidder, Louisiana plant; the potential benefits of any acquisition or investment transaction, expected financial positions, guidance, results of operations and cash flows; financing plans; business strategies and expectations; operating plans; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost‑reduction initiatives, plans and objectives; litigation related strategies and outcomes; and markets for securities. Actual results could differ materially from the views expressed. Factors that could cause actual results to materially differ from those contained in the forward‑looking statements, or that could cause other forward‑looking statements to prove incorrect, include, without limitation, charges, costs or actions, including adverse legal or regulatory actions, resulting from, or in connection with, the closure of our DeRidder, Louisiana plant; losses due to resale of CTO at less than we paid for it; adverse effects from general global economic, geopolitical and financial conditions beyond our control, including inflation and the Russia‑Ukraine war and Israel‑Gaza war; risks related to our international sales and operations; adverse conditions in the automotive market; competition from substitute products, new technologies and new or emerging competitors; worldwide air quality standards; a decrease in government infrastructure spending; adverse conditions in cyclical end markets; the limited supply of or lack of access to sufficient raw materials, or any material increase in the cost to acquire such raw materials; issues with or integration of future acquisitions and other investments; the provision of services by third parties at several facilities, including the impact of WestRock’s shutdown of its North Charleston paper mill; supply chain disruptions; natural disasters and extreme weather events; or other unanticipated problems such as labor difficulties (including work stoppages), equipment failure or unscheduled maintenance and repair; attracting and retaining key personnel; dependence on certain large customers; legal actions associated with our intellectual property rights; protection of our intellectual property and other proprietary information; information technology security breaches and other disruptions; complications with designing or implementing our new enterprise resource planning system; government policies and regulations, including, but not limited to, those affecting the environment, climate change, tax policies, tariffs and the chemicals industry; and losses due to lawsuits arising out of environmental damage or personal injuries associated with chemical or other manufacturing processes, and the other factors detailed from time to time in the reports we file with the Securities and Exchange Commission (the “SEC”), including those described in Part I, Item 1A. Risk Factors in our most recent Annual Report on Form 10‑K as well as in our other filings with the SEC. These forward‑looking statements speak only to management’s beliefs as of the date of this press release. Ingevity assumes no obligation to provide any revisions to, or update, any projections and forward‑looking statements contained in this press release.

INGEVITY CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions, except per share data	2023	2022	2023	2022
Net sales	$371.7	$383.6	$1,692.1	$1,668.3
Cost of sales	312.2	278.2	1,220.2	1,098.2
Gross profit	59.5	105.4	471.9	570.1
Selling, general, and administrative expenses	43.4	55.9	183.7	198.8
Research and technical expenses	7.2	7.2	31.8	30.3
Restructuring and other (income) charges, net	120.8	3.2	170.2	13.8
Acquisition-related costs	(0.2)	3.1	3.6	5.0
Other (income) expense, net	19.6	(0.7)	5.7	(1.7)
Interest expense, net	22.7	17.0	87.0	54.3
Income (loss) before income taxes	(154.0)	19.7	(10.1)	269.6
Provision (benefit) for income taxes	(37.2)	4.1	(4.7)	58.0
Net income (loss)	$(116.8)	$15.6	$(5.4)	$211.6

Per share data
Basic earnings (loss) per share	$(3.23)	$0.42	$(0.15)	$5.54
Diluted earnings (loss) per share	$(3.23)	$0.41	$(0.15)	$5.50
Weighted average shares outstanding
Basic	36.2	37.4	36.5	38.2
Diluted	36.2	37.7	36.5	38.5
Financial Schedules - Page 1

INGEVITY CORPORATION
Segment Operating Results (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions	2023	2022	2023	2022
Net sales
Performance Materials	$152.8	$132.8	$586.0	$548.5
Performance Chemicals	176.5	191.2	902.1	875.1
Pavement Technologies product line	53.4	47.3	369.8	241.3
Industrial Specialties product line	123.1	143.9	532.3	633.8
Advanced Polymer Technologies	42.4	59.6	204.0	244.7
Total net sales	$371.7	$383.6	$1,692.1	$1,668.3

Segment EBITDA (1)
Performance Materials	$78.1	$57.5	$286.6	$252.2
Performance Chemicals	(24.2)	2.2	65.7	160.4
Advanced Polymer Technologies	7.9	14.6	44.5	40.0
Total segment EBITDA (1)	$61.8	$74.3	$396.8	$452.6

Interest expense, net	(22.7)	(17.0)	(87.0)	(54.3)
(Provision) benefit for income taxes	37.2	(4.1)	4.7	(58.0)
Depreciation and amortization - Performance Materials	(9.6)	(9.4)	(38.3)	(36.1)
Depreciation and amortization - Performance Chemicals	(13.2)	(13.7)	(53.2)	(43.1)
Depreciation and amortization - Advanced Polymer Technologies	(7.9)	(7.1)	(31.3)	(29.6)
Restructuring and other income (charges), net (2)(3)	(140.5)	(3.2)	(189.9)	(13.8)
Acquisition and other-related costs (2)(4)	0.1	(4.0)	(4.5)	(5.9)
Loss on CTO resales (2)(5)	(22.0)	—	(22.0)	—
Gain on sale of strategic investment (2)(6)	—	—	19.3	—
Pension and postretirement settlement and curtailment (charges) income, net (2)(7)	—	(0.2)	—	(0.2)
Net income (loss)	$(116.8)	$15.6	$(5.4)	$211.6
_______________
(1) Segment EBITDA is the primary measure used by our chief operating decision maker to evaluate the performance of and allocate resources among our operating segments. Segment EBITDA is defined as segment net sales less segment operating expenses (segment operating expenses consist of costs of sales, selling, general and administrative expenses, research and technical expenses, other (income) expense, net, excluding depreciation and amortization). We have excluded the following items from segment EBITDA: interest expense associated with corporate debt facilities, interest income, income taxes, depreciation, amortization, restructuring and other income (charges), net, including inventory lower of cost or market charges ("LCM") associated with restructuring actions, acquisition and other-related income (costs), litigation verdict charges, gain on sale of strategic investments, loss on CTO resales, pension and postretirement settlement and curtailment income (charges), net.
(2) For more information on these charges, refer to the Reconciliation of Adjusted Earnings table on page 7.
(3) The table below provides an allocation of these charges between our three reportable segments to provide investors, potential investors, securities analysts and others with the information, should they choose, to apply such (income) charges to each respective reportable segment for which the charges relate.

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions	2023	2022	2023	2022
Performance Materials	$1.6	$1.1	$9.0	$4.8
Performance Chemicals	124.5	1.6	164.2	7.0
Advanced Polymer Technologies	14.4	0.5	16.7	2.0
Restructuring and other (income) charges, net	$140.5	$3.2	$189.9	$13.8
Financial Schedules - Page 2

(4) The table below provides an allocation of these charges between our three reportable segments to provide investors, potential investors, securities analysts and others with the information, should they choose, to apply such (income) charges to each respective reportable segment for which the charges relate.

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions	2023	2022	2023	2022
Performance Materials	$—	$0.3	$—	$0.3
Performance Chemicals	(0.1)	3.7	4.5	5.6
Advanced Polymer Technologies	—	—	—	—
Acquisition and other-related (income) costs	$(0.1)	$4.0	$4.5	$5.9
(5) For three and twelve months ended December 31, 2023, charges relate to the Performance Chemicals reportable segment.
(6) For twelve months ended December 31, 2023, gains relate to the Performance Materials reportable segment.
(7) For three and twelve months ended December 31, 2022, charges relate to the Performance Materials reportable segment.
Financial Schedules - Page 3

INGEVITY CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)

	December 31,
In millions	2023	2022
Assets
Cash and cash equivalents	$95.9	$76.7
Accounts receivable, net	182.0	224.8
Inventories, net	308.8	335.0
Prepaid and other current assets	71.9	46.8
Current assets	658.6	683.3
Property, plant, and equipment, net	762.2	798.6
Goodwill	527.5	518.5
Other intangibles, net	336.1	404.8
Restricted investment	79.1	78.0
Strategic investments	99.2	109.8
Other assets	160.6	143.5
Total Assets	$2,623.3	$2,736.5

Liabilities
Accounts payable	$158.4	$174.8
Accrued expenses	72.3	54.4
Notes payable and current maturities of long-term debt	84.4	0.9
Other current liabilities	47.8	73.4
Current liabilities	362.9	303.5
Long-term debt including finance lease obligations	1,382.8	1,472.5
Deferred income taxes	70.9	106.5
Other liabilities	175.3	155.7
Total Liabilities	1,991.9	2,038.2
Equity	631.4	698.3
Total Liabilities and Equity	$2,623.3	$2,736.5

Financial Schedules - Page 4

INGEVITY CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions	2023	2022	2023	2022
Cash provided by (used in) operating activities:
Net income (loss)	$(116.8)	$15.6	$(5.4)	$211.6
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	30.7	30.2	122.8	108.8
Gain on sale of strategic investment	—	—	(19.3)	—
Restructuring and other (income) charges, net	120.8	3.2	170.2	13.8
Other non-cash items	33.5	21.8	99.5	59.5
Changes in other operating assets and liabilities, net	(23.6)	27.7	(162.7)	(80.3)
Net cash provided by (used in) operating activities	$44.6	$98.5	$205.1	$313.4
Cash provided by (used in) investing activities:
Capital expenditures	$(29.2)	$(49.2)	$(109.8)	$(142.5)
Payments for acquired businesses, net of cash acquired	—	(344.5)	—	(344.5)
Proceeds from sale of strategic investment	—	—	31.5	—
Net investment hedge settlement	—	—	—	14.7
Purchase of strategic investments	—	(14.6)	(2.4)	(77.4)
Other investing activities, net	8.2	1.1	3.4	(2.2)
Net cash provided by (used in) investing activities	$(21.0)	$(407.2)	$(77.3)	$(551.9)
Cash provided by (used in) financing activities:
Proceeds from revolving credit facility and other borrowings	$136.8	$376.7	$376.3	$1,164.7
Payments on revolving credit facility	(142.8)	(57.7)	(382.9)	(336.7)
Payments on long-term borrowings	—	—	—	(628.1)
Debt issuance costs	(0.4)	—	(0.4)	(3.0)
Debt repayment costs	—	—	—	(3.8)
Financing lease obligations, net	(0.1)	(0.5)	(0.7)	(0.9)
Tax payments related to withholdings on vested equity awards	—	—	(4.8)	(2.2)
Proceeds and withholdings from share-based compensation plans, net	—	1.3	4.7	4.1
Repurchases of common stock under publicly announced plan	—	(6.0)	(92.1)	(145.2)
Other financing activities, net	—	(0.8)	—	(0.8)
Net cash provided by (used in) financing activities	$(6.5)	$313.0	$(99.9)	$48.1
Increase (decrease) in cash, cash equivalents, and restricted cash	17.1	4.3	27.9	(190.4)
Effect of exchange rate changes on cash	2.7	2.6	(0.3)	(6.0)
Change in cash, cash equivalents, and restricted cash	19.8	6.9	27.6	(196.4)
Cash, cash equivalents, and restricted cash at beginning of period	92.1	77.4	84.3	280.7
Cash, cash equivalents, and restricted cash at end of period (1)	$111.9	$84.3	$111.9	$84.3

(1) Includes restricted cash of $16.0 million and $7.6 million, and cash and cash equivalents of $95.9 million and $76.7 million, for the years ended December 31, 2023 and 2022, respectively. Restricted cash is included within "Prepaid and other current assets" and "Restricted investment" within the condensed consolidated balance sheets.

Supplemental cash flow information:
Cash paid for interest, net of capitalized interest	$24.8	$18.9	$82.7	$54.8
Cash paid for income taxes, net of refunds	1.8	12.2	29.7	54.8
Purchases of property, plant and equipment in accounts payable	(3.3)	(0.2)	2.8	4.9
Leased assets obtained in exchange for new finance lease liabilities	—	—	0.2	—
Leased assets obtained in exchange for new operating lease liabilities	3.1	14.5	29.1	23.7
Financial Schedules - Page 5

Ingevity Corporation
Non-GAAP Financial Measures
Ingevity has presented certain financial measures, defined below, which have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and has provided a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP on the following pages. These financial measures are not meant to be considered in isolation nor as a substitute for the most directly comparable financial measure calculated in accordance with GAAP. Investors should consider the limitations associated with these non-GAAP measures, including the potential lack of comparability of these measures from one company to another.
We believe these non-GAAP financial measures provide management as well as investors, potential investors, securities analysts, and others with useful information to evaluate the performance of the business, because such measures, when viewed together with our financial results computed in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our historical financial performance, liquidity measures, and projected future results.
Ingevity uses the following non-GAAP measures:
Adjusted earnings (loss) is defined as net income (loss) plus restructuring and other (income) charges, net, including inventory lower of cost or market charges associated with restructuring actions, acquisition and other-related (income) costs, pension and postretirement settlement and curtailment (income) charges, loss on CTO resales, gain on sale of strategic investments, debt refinancing fees, litigation verdict charges, and the income tax expense (benefit) on those items, less the provision (benefit) from certain discrete tax items.
Diluted adjusted earnings (loss) per share is defined as diluted earnings (loss) per common share plus restructuring and other (income) charges, net, including inventory lower of cost or market charges associated with restructuring actions, per share, acquisition and other-related (income) costs per share, pension and postretirement settlement and curtailment (income) charges per share, loss on CTO resales per share, gain on sale of strategic investment per share, debt refinancing fees per share, litigation verdict charge per share, and the income tax expense (benefit) per share on those items, less the provision (benefit) from certain discrete tax items per share.
Adjusted EBITDA is defined as net income (loss) plus interest expense, net, provision (benefit) for income taxes, depreciation, amortization, restructuring and other (income) charges, net, including inventory lower of cost or market charges associated with restructuring actions, acquisition and other-related (income) costs, litigation verdict charges, gain on sale of strategic investment, loss on CTO resales, and pension and postretirement settlement and curtailment (income) charges, net.
Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Net sales.
Free Cash Flow is defined as the sum of net cash provided by (used in) the following items: operating activities less capital expenditures.
Net Debt is defined as the sum of notes payable, short-term debt, current maturities of long-term debt and long-term debt including finance lease obligations less the sum of cash and cash equivalents, restricted cash associated with our new market tax credit financing arrangement, and restricted investment associated with certain finance lease obligations, excluding the allowance for credit losses on held-to-maturity debt securities held within the restricted investment.
Net Debt Ratio is defined as Net Debt divided by the last twelve months Adjusted EBITDA, inclusive of acquisition-related pro forma adjustments.
Ingevity's management also uses the above financial measures as the primary measures of profitability and liquidity of the business. In addition, Ingevity believes Adjusted EBITDA and Adjusted EBITDA Margin are useful measures because they exclude the effects of financing and investment activities as well as non-operating activities.
GAAP Reconciliation of 2024 Adjusted EBITDA Guidance
A reconciliation of net income to adjusted EBITDA as projected for 2024 is not provided. Ingevity does not forecast net income as it cannot, without unreasonable effort, estimate or predict with certainty various components of net income. These components, net of tax, include further restructuring and other income (charges), net; additional acquisition and other-related (income) costs; litigation verdict charges; additional pension and postretirement settlement and curtailment (income) charges; and revisions due to legislative tax rate changes. Additionally, discrete tax items could drive variability in our projected effective tax rate. All of these components could significantly impact such financial measures. Further, in the future, other items with similar characteristics to those currently included in adjusted EBITDA, that have a similar impact on the comparability of periods, and which are not known at this time, may exist and impact adjusted EBITDA.
Financial Schedules - Page 6

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) (GAAP) to Adjusted Earnings (Loss) (Non-GAAP) and
Reconciliation of Diluted Earnings (Loss) per Common Share (GAAP) to
Diluted Adjusted Earnings per Share (Non-GAAP)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions, except per share data (unaudited)	2023	2022	2023	2022
Net income (loss) (GAAP)	$(116.8)	$15.6	$(5.4)	$211.6
Restructuring and other (income) charges, net (1)	140.5	3.2	189.9	13.8
Acquisition and other-related costs (2)	(0.1)	4.0	4.5	5.9
Pension and postretirement settlement and curtailment (income) charges (3)	—	0.2	—	0.2
Loss on CTO resales (4)	22.0	—	22.0	—
Gain on sale of strategic investment (5)	—	—	(19.3)	—
Debt refinancing fees (6)	—	—	—	5.1
Tax effect on items above (7)	(38.3)	(1.8)	(46.4)	(5.9)
Certain discrete tax provision (benefit) (8)	0.5	0.3	(0.6)	0.7
Adjusted earnings (loss) (Non-GAAP)	$7.8	$21.5	$144.7	$231.4

Diluted earnings (loss) per common share (GAAP)	$(3.23)	$0.41	$(0.15)	$5.50
Restructuring and other (income) charges	3.86	0.08	5.17	0.36
Acquisition and other-related costs	—	0.10	0.12	0.14
Pension and postretirement settlement and curtailment (income) charges	—	0.01	—	0.01
Loss on CTO resales	0.61	—	0.60	—
Gain on sale of strategic investment	—	—	(0.52)	—
Debt refinancing fees	—	—	—	0.13
Tax effect on items above	(1.04)	(0.04)	(1.26)	(0.15)
Certain discrete tax provision (benefit)	0.01	0.01	(0.02)	0.02
Diluted adjusted earnings (loss) per share (Non-GAAP)	$0.21	$0.57	$3.94	$6.01

Weighted average common shares outstanding - Diluted (9)	36.4	37.7	36.7	38.5
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(1) We regularly perform strategic reviews and assess the return on our operations, which sometimes results in a plan to restructure the business. These costs are excluded from our reportable segment results; details of which are included in the table below. For the details of these costs between our reportable segments, see Segment Operating Results on page 2.
Financial Schedules - Page 7

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions	2023	2022	2023	2022
Work force reductions and other	$0.9	$—	$12.5	$—
Performance Chemicals' repositioning	113.1	—	113.1	—
Restructuring charges (1)	$114.0	$—	$125.6	$—
Alternative feedstock transition	3.7	—	22.1	—
North Charleston plant transition	2.1	—	14.8	—
Business transformation costs	1.0	3.2	7.7	13.8
Other (income) charges, net (1)	$6.8	$3.2	$44.6	$13.8
Performance Chemicals' repositioning inventory charges (2)	19.7	—	19.7	—
Restructuring and other (income) charges, net (3)	$140.5	$3.2	$189.9	$13.8
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(1) Amounts are recorded within Restructuring and other (income) charges, net on the condensed consolidated statement of operations.
(2) Amounts are recorded within Cost of sales on the condensed consolidated statement of operations.
(3) For information on our Workforce reductions and other, Alternative feedstock transition, North Charleston plant transition, and the Business transformation costs please refer to Note 11, Restructuring and Other (Income) Charges, net, in the Notes to the Condensed Consolidated Financial Statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023. For information regarding the Performance Chemicals’ repositioning, see below.

Performance Chemicals’ repositioning:
On November 1, 2023, as disclosed in Note 17, Subsequent Events, in the Notes to the Condensed Consolidated Financial Statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, we announced a number of strategic actions designed to further reposition our Performance Chemicals reportable segment to improve the profitability and reduce the cyclicality of the Company as a whole. These actions increase our focus on growing our most profitable Performance Chemicals' product lines such as road technologies and accelerate our transition to non-crude tall oil ("CTO") based fatty acids. This initiative will result in the reduction, and in some cases exit, of certain historical end-use markets of our industrial specialties product line such as adhesives, publication inks, and oilfield, representing approximately $300 million of net sales. The announced actions include the permanent closure of our Performance Chemicals' CTO-based manufacturing plant located in DeRidder, Louisiana (the “DeRidder Plant”) as well as additional corporate and business cost reduction actions. We expect to close the DeRidder Plant by the end of the first half of 2024. These actions are referred to as Performance Chemicals' repositioning.
During the three and twelve months ended December 31, 2023 the restructuring charges associated with this initiative represent $103.0 million of asset disposal charges, $8.6 million of severance and other employee related costs, and $1.5 million of other charges primarily representing costs associated with contract terminations, plant and equipment decommissioning charges and other miscellaneous exit costs.
The Performance Chemicals' repositioning, when combined with earlier targeted workforce reduction initiatives, during 2023 resulted in the reduction of Ingevity's global workforce by almost 20 percent, one-fourth of these reductions being employees directly associated with commercial sales activities of the soon-to-be exited and/or reduced end-use markets of our industrial specialties product line. Specific to Performance Chemicals, the reduction represented approximately 30 percent of the reportable segment's workforce. The collective actions of workforce, operational, and regional business exits, we believe, will hinder our ability to dispose of the associated inventory on hand, as of December 31, 2023. As a result, we have recorded non-cash, lower of cost or market, inventory charges to adjust the carrying value of the impacted inventory to what we will realize upon disposal, less disposal costs. Since these inventory charges are directly attributable to the Performance Chemicals’ repositioning, that is, they do not represent normal, recurring expenses necessary to operate our business, we have combined these charges with the restructuring charges, noted above, for the purposes of calculating our non-GAAP financial performance measures. The future cash flow impact of such actions will, however, not be excluded from our non-GAAP financial liquidity measures. To the extent that we can dispose of the inventory at a higher value than we currently estimate, we will record any such benefit through Costs of sales and exclude it from our non-GAAP financial measures.

Financial Schedules - Page 8

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

(2) Charges represent (gains) losses incurred to complete and integrate acquisitions and other strategic investments. Charges may include the expensing of the inventory fair value step-up resulting from the application of purchase accounting for acquisitions and certain legal and professional fees associated with the completion of acquisitions and strategic investments. For the details of these costs between our reportable segments, see Segment Operating Results on page 2.

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions	2023	2022	2023	2022
Legal and professional service fees	$(0.2)	$3.1	$3.6	$5.0
Acquisition-related (income) costs	$(0.2)	$3.1	$3.6	$5.0
Inventory fair value step-up amortization (1)	0.1	0.9	0.9	0.9
Acquisition and other-related (income) charges	$(0.1)	$4.0	$4.5	$5.9
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(1) Included in Cost of sales on the condensed consolidated statement of operations.
(3) Our pension and postretirement settlement and curtailment charges (income) are related to the acceleration of prior service costs, as a result of a reduction in the number of participants within the Union Hourly defined benefit pension plan. These are excluded from our segment results because we consider these costs to be outside our operational performance. We continue to include the service cost, amortization of prior service cost, interest costs, expected return on plan assets, and amortized actual gains and losses in our segment EBITDA.
(4) Due to the DeRidder Plant closure, as noted in footnote 1 above, and the corresponding reduced CTO refining capacity, we may be obligated, under an existing CTO supply contract, to purchase CTO through 2025 at amounts in excess of required CTO volumes. We intend to manage our CTO volumes by reselling excess volumes (herein referred to as "CTO resales") in the open market, which, based on what we believe to be market rates today, may result in a loss of $30.0 million to $80.0 million in 2024.
Our Performance Chemicals reportable segment is in the business of producing, primarily from CTO-based feedstocks, derivative specialty chemicals for sale to third-party customers. As a result of the Performance Chemicals’ repositioning, we are selling excess CTO volumes, which is outside of the ordinary course of business, that is, not a normal ongoing part of our operations and not core to our business. The excess CTO volumes, calculated as the volume directly attributable to reduced CTO refining capacity as defined under the contractual terms of the CTO supply contract, on hand at period end will be valued at the lower of cost or expected selling price, less costs to sell. Volumes on hand at period end and any pending CTO resale receivables will be recorded to Other current assets on the condensed consolidated balance sheet. Any liabilities associated with the purchases of the excess CTO volumes will be recorded to Accrued expenses on the condensed consolidated balance sheet. We will recognize the net gains or losses associated with the CTO resale activities within Other (income) expenses, net on the condensed consolidated statement of operations. Since these CTO resale activities are directly attributable to the Performance Chemicals’ repositioning, that is, they do not represent normal, recurring expenses necessary to operate our business, we have excluded the CTO resale (income) charges for the purposes of calculating our non-GAAP financial performance measures.
(5) We exclude gains and losses from sales of strategic investments from our segment results, as well as our non-GAAP financial measures, because we do not consider such gains or losses to be directly associated with the operational performance of the segment. We believe that the inclusion of such gains or losses, would impair the factors and trends affecting the historical financial performance of our reportable segments. We continue to include undistributed earnings or loss, distributions, amortization or accretion of basis differences, and other-than-temporary impairments for equity method investments that we believe are directly attributable to the operational performance of such investments, in our reportable segment results.
(6) Represents the acceleration of deferred financing fees, debt extinguishment premium paid and other fees incurred related to our senior note redemption, term loan repayment, revolving credit facility amendment, and termination of certain interest rate swaps during the period ended December 31, 2022. We exclude these costs from our segment results, as well as our non-GAAP financial measures, because we do not consider such costs to be directly associated with the operational performance of our segments or the Company as a whole.
(7) Income tax impact of non-GAAP adjustments is the summation of the calculated income tax charge related to each pre-tax non-GAAP adjustment. The non-GAAP adjustments relate primarily to adjustments in the United States. As such, the income tax effect is calculated using the statutory tax rates of 21% for the United States and approximately 2.5% for state and local taxes, applied to the non-GAAP adjustments.
(8) Represents certain discrete tax items such as excess tax benefits on stock compensation and impacts of legislative tax rate changes.
(9) The weighted average number of shares outstanding used in diluted adjusted earnings per share computation (Non-GAAP) includes 0.2 million diluted shares. This number of shares differs from the weighted average number of shares outstanding used in diluted loss per share computations (GAAP) as we had a net loss for the three and twelve months ended December 31, 2023, respectively.
Financial Schedules - Page 9

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) (GAAP) to Adjusted EBITDA (Non-GAAP)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions, except percentages (unaudited)	2023	2022	2023	2022
Net income (loss) (GAAP)	$(116.8)	$15.6	$(5.4)	$211.6
Interest expense, net	22.7	17.0	87.0	54.3
Provision (benefit) for income taxes	(37.2)	4.1	(4.7)	58.0
Depreciation and amortization	30.7	30.2	122.8	108.8
Restructuring and other (income) charges, net (1)	140.5	3.2	189.9	13.8
Acquisition and other-related (income) costs (1)	(0.1)	4.0	4.5	5.9
Loss on CTO resales (1)	22.0	—	22.0	—
Gain on sale of strategic investment (1)	—	—	(19.3)	—
Pension and postretirement settlement and curtailment charges (income) (1)	—	0.2	—	0.2
Adjusted EBITDA (Non-GAAP)	$61.8	$74.3	$396.8	$452.6

Net sales	$371.7	$383.6	$1,692.1	$1,668.3
Net income (loss) margin	(31.4)%	4.1%	(0.3)%	12.7%
Adjusted EBITDA margin	16.6%	19.4%	23.5%	27.1%
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(1) For more information on these charges, refer to the Reconciliation of Adjusted Earnings table on page 7.

Financial Schedules - Page 10

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Calculation of Free Cash Flow (Non-GAAP)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions (unaudited)	2023	2022	2023	2022
Net cash provided by (used in) operating activities	$44.6	$98.5	$205.1	$313.4
Less: Capital expenditures	29.2	49.2	109.8	142.5
Free Cash Flow (Non-GAAP)	$15.4	$49.3	$95.3	$170.9

Financial Schedules - Page 11

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Calculation of Net Debt Ratio (Non-GAAP)

In millions, except ratios (unaudited)	December 31, 2023
Notes payable and current maturities of long-term debt	$84.4
Long-term debt including finance lease obligations	1,382.8
Debt issuance costs	5.3
Total Debt	1,472.5
Less:
Cash and cash equivalents (1)	96.1
Restricted investment (2)	79.3
Net Debt	$1,297.1

Net Debt Ratio (Non-GAAP)
Adjusted EBITDA (Non-GAAP) (3)
Adjusted EBITDA - last twelve months (LTM) as of December 31, 2023	$396.8

Net debt ratio (Non-GAAP)	3.3x
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(1) Includes $0.2 million of Restricted Cash related to the new market tax credit financing arrangement.
(2) Our restricted investment is a trust managed in order to secure repayment of the finance lease obligation associated with Performance Materials' Wickliffe, Kentucky, manufacturing site at maturity. The trust, presented as Restricted investment on our condensed consolidated balance sheets, originally purchased long-term bonds that mature through 2026. The principal received at maturity of the bonds, along with interest income that is reinvested in the trust, are expected to be equal to or more than the $80.0 million finance lease obligation that is due in 2027. The restricted investment balance excludes $0.2 million allowance for credit losses on held-to-maturity debt securities within the trust.
(3) Refer to the Reconciliation of Net Income (GAAP) to Adjusted EBITDA (Non-GAAP) schedule for the reconciliation to the most comparable GAAP financial measure.

Financial Schedules - Page 12